Exhibit 99.1

Contacts

At Aphton	Investor and Media Relations
Jeanette Whitmore	Tara Spiess
VP, Corporate Communications	TS Communications Group, LLC
(305) 374-7338	(914) 646-2233
aphton@aphton.com	info@biotechirpr.com

Nick Porras

Director, Investor Relations

(215) 218-4340

ir@aphton.com

Phase 3 Trial of InsegiaTM in Pancreatic Cancer Does Not Meet Primary Endpoint

Survival Advantage Seen in Patients who Achieve Antibody Response

Philadelphia, PA February 15, 2005 Aphton Corporation (Nasdaq: APHT) announced today that its Phase III study of InsegiaTM (G17DT immunogen) in combination with chemotherapy did not meet its primary efficacy endpoint of improving overall survival in patients with pancreatic cancer. Insegia is an investigational therapeutic immunotherapy directed at the growth hormone gastrin. This study randomized 383 previously untreated patients with metastatic pancreatic cancer, to receive Insegia plus gemcitabine (Gemzar®, Eli Lilly) versus gemcitabine alone.

The adverse event profile in this study showed no significant differences between study arms and was similar to the observed events in previous clinical trials.

“While Insegia did not meet the primary endpoint, we are encouraged by results we have observed in patients who achieved an antibody response, in this case approximately 70% of patients. These patients demonstrated prolonged survival over patients treated in the control arm with chemotherapy alone, as well as over patients who did not achieve an antibody response.” Patrick Mooney, M.D., Chief Executive Officer of Aphton Corporation, commented. “Results from this study will be important in designing future clinical trials of Insegia in combination with chemotherapy. In addition, we also believe that these results further support the current monotherapy applications of Insegia, as a potential treatment for patients for whom chemotherapy is not an option.”

In May 2004, Aphton reported positive data from a Phase II combination therapy trial with cisplatin and 5-Flourouracil in advanced gastric cancer. In addition to the combination studies for Insegia, Aphton has also recently completed and reported positive data from a Phase III monotherapy pancreatic cancer trial, for which it has filed for marketing approval in Canada, Australia and Switzerland.

Aphton has submitted the Insegia Phase III pancreatic data set to the late-breaking session at the upcoming American Society of Clinical Oncology annual meeting, which will occur in May 2005.

About Pancreatic Cancer

According to the World Health Organization more than 216,000 people worldwide are diagnosed each year with pancreatic cancer. The American Cancer Society estimates that in 2005 approximately 32,180 people in the United States will be diagnosed with pancreatic cancer and approximately 31,800 will die of the disease. The majority of patients are in the advanced stages of the disease at the time of diagnosis. Surgery and chemotherapy are the primary treatment options but to date, have shown limited benefit.

About Gastrin

Gastrin is a key hormone in the embryological development of the gastrointestinal (GI) system. Most gastrin receptors as well as gastrin itself continue to be present in the GI system but in a dormant state, except for in the stomach where it is produced as an aid to digestion. However, researchers have found that gastrin expression and the appearance of gastrin receptors have been associated with increasing malignant characteristics of GI tumors. In cancer cells, gastrin may act as a signaling factor for both the growth and proliferation of cancer cells. Researchers have demonstrated such malignant characteristics in cancers of the colon, stomach, liver and pancreas.

About Insegia

InsegiaTM (G17DT immunogen) is an active immunotherapy designed to target and inhibit the activity of the gastrin hormone. Insegia works by harnessing the body’s own immune system to generate high levels of antibodies to gastrin and the gastrin receptor. The intent is to neutralize the ability of the gastrin hormone to further effect the growth and proliferation of particular cancers. Aphton has completed and reported positive results from clinical trials of Insegia as both a monotherapy in pancreatic cancer and in combination with chemotherapy in gastric cancer. The company has filed for marketing approval of Insegia as a monotherapy in Canada, Switzerland and Australia for the treatment of pancreatic cancer.

Strategic Pipeline

Aphton continues to focus its efforts on broadening and progressing its research and development pipeline. An important element of this strategy is its pending acquisition of igeneon, a biopharmaceutical company with a diverse pipeline of late-stage products including active and passive immunotherapies. Aphton believes that immunotherapies may have certain advantages over other targeted therapies by including specificity that may lead to better efficacy and decreased toxicities for patients.

Conference Call Information

Aphton management will host a conference call and webcast today at 9:00 a.m. ET to discuss these results as well as its other programs. To participate in the live call, please dial:

U.S./Canada: Dial (800) 289-0494, reference code: Aphton Corporation

International: Dial (913) 981-5520, reference code: Aphton Corporation

Those who wish to listen to the conference call via the Internet may do so by visiting the Company’s Web site at www.aphton.com. Please go to the website 15 minutes prior to scheduled start time to register, download, and install any necessary audio software.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer and other diseases. The Company’s products seek to neutralize hormones involved in the growth and proliferation of cancers as well as other diseases. The company’s lead product, InsegiaTM (G17DT immunogen) is currently in development both as a monotherapy and in combination with chemotherapy for the treatment of pancreatic, gastric, colorectal and gastro-esophageal cancers. Aphton has strategic alliances with Aventis Pasteur for the development and commercialization of Insegia related to cancers of the gastrointestinal system and other cancers in North America and Europe; GlaxoSmithKline for Insegia in the treatment of reproductive system cancer and non-cancer diseases worldwide; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) 1) statements regarding the preliminary results of the clinical trial and the results of the antibody responders, (2) Aphton’s expectations regarding the impact of the results of the trial on its monotherapy applications, (3) Aphton’s belief regarding the importance of the results from this Phase III study when designing future clinical trials of Insegia in combination with chemotherapy, (4) Aphton’s intent to continue to focus on broadening and progressing its research and development pipeline and (5)Aphton’s expectations regarding the efficacy of immunotherapies and Insegia. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 15, 2004. Aphton wishes to caution readers that certain important factors may have affected and could in the future affect

Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton.

These forward-looking statements are subject to those risks and uncertainties inherent in the drug development process and in Aphton’s business and specifically, (1) any modifications to the data arising in connection with additional analysis of the clinical trial and the secondary endpoints, (2) Aphton’s ability to complete the secondary analysis and present at the ASCO annual meeting, (3) the reaction of governmental authorities to the results of this clinical trial and the impact, if any, that the clinical trial results may have on pending monotherapy applications, (4) the results of other clinical trials for Insegia, (5) the results of other clinical trials, of Aphton and its competitors, regarding immunotherapies, (6) the impact of competitive products and pricing, (7) Aphton’s ability to consummate the igeneon transaction and (8) the capital resources available to Aphton to funds its operations.

SOURCE: Aphton Corporation